DENTONS

Dentons Durham Jones Pinegar P.C.
111 South Main Street, Suite 2400
Salt Lake City, UT 84111
United States

dentons.com

February 5, 2025

FatPipe, Inc.
392 East Winchester Street, Fifth Floor
Salt Lake City, Utah 84107

Re: Registration Statement on Form S-1 (File No. 333-280925), as Amended

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-1, as subsequently amended (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), filed by FatPipe, Inc., a Utah corporation (the "Company"), with the Securities and Exchange Commission.

The Registration Statement pertains to a firm commitment initial public offering (the "Offering") and relates to the issuance and sale by the Company of (i) shares of common stock, no par value per share (the "Shares"), and (ii) representative's warrants to be issued to the representative of the underwriters (the "Representative's Warrants"). We understand that the Shares are to be sold, and the Representative's Warrants are to be issued, as described in the Registration Statement.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies, and the authenticity of the originals of such latter documents.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the issuance and sale of the Shares has been duly authorized by all necessary corporate action on the part of the Company and, when issued and sold in the manner described in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable. The Representative's Warrants constitute a legal and binding agreement of the Company and, when exercised in accordance with their terms, the shares of common stock issuable upon exercise will be validly issued, fully paid and nonassessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the corporate laws of the State of Utah (based solely upon our review

of a standard compilation thereof). This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under "Legal Matters" in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

DENTONS DURHAM JONES PINEGAR P.C.

Dentons Durham Jones Pinegar P.C.